UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549


                                FORM 8-K


                             CURRENT REPORT
    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (date of earliest event reported) June 18, 2004



                            FARMER BROS. CO.




       Delaware                  0-1375                     95-0725980
(State of incorporation)     (Commission File Number)     (IRS Employer
                                                        Identification No.)





20333 South Normandie Avenue, Torrance, California             90502
(Address of principal executive offices)                    (Zip Code)



Registrant's telephone number, including area code 310-787-5200















Item 5.  Other Events and Regulation FD Disclosure.

NEWS RELEASE
August 17, 2004
FARM - NASDAQ NATIONAL MARKET SYSTEM

Farmer Bros. Board Names Director, Declares Dividend




TORRANCE, CALIF. - (BUSINESS WIRE) - Aug. 17, 2004 - Farmer Bros. Co. (Nasdaq:
FARM) announced the appointment of Kenneth R. Carson to the Board of Directors, filling a vacancy created with the passing of Roy F. Farmer this spring. Mr. Carson recently retired as Vice President - Sales after 39 years with the Company.

"Ken Carson will provide the Board with his valued insight into our industry and our efforts to energize our sales. His contributions to the Company are many and varied, and we will prosper with his guidance in the Board Room," said Roy E. Farmer, Chairman and Chief Executive Officer.

Mr. Carson joined the Company's sales organization in 1965, and held positions in Los Angeles, Salt Lake City and St. Louis prior to entering senior management ranks. He was promoted to Sales Manager in 1987 and Vice President
- Sales in 1990.

"We have worked hard to design a modern sales infrastructure for our sales team," said Mr. Carson. "I look forward to seeing this infrastructure begin to contribute to our sales effort. We believe our customers and our shareholders will appreciate the results of so much hard work."

The Board of Directors also declared a dividend increase to $0.10 per share, payable on November 8, 2004.

"We are proud to be able to increase the dividend during a difficult year," said Mr. Farmer. "This increase rewards our long term shareholders, and it marks Farmer Brothers 52nd consecutive year of paying a dividend, and the eighth consecutive annual dividend increase."

Farmer Bros. Co. is an institutional coffee roaster that sells a variety of coffee and allied products to the food service industry. The Company's signature trucks and vans bearing the "Consistently Good" logo are seen throughout Farmer Brothers' 28-state service area. The Company's stock price has grown on a split-adjusted basis from $1.80 a share in 1980.





Contacts:

Jim Lucas / Marissa Petri
Abernathy MacGregor Group
213-630-6550






Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


FARMER BROS. CO.



s/ John E. Simmons

John E. Simmons
Treasurer

Date:    August 17, 2004